Exhibit 99.1

NEWS RELEASE

Contact:	Kevin Kohutek
Vice President and Controller
U.S. Concrete, Inc.
817-835-4111

FOR IMMEDIATE RELEASE

U.S. CONCRETE REPORTS SECOND QUARTER 2012 RESULTS

●	Consolidated revenue increases 16.2% to $151.1 million
●	Ready-mixed concrete volume rises 20.7% to 1.28 million cubic yards
●	Ready-mixed concrete average sales prices improve 3.3%
●	Adjusted EBITDA of $7.7 million

EULESS, TEXAS – AUGUST 9, 2012 – U.S. Concrete, Inc. (NASDAQ: USCR) today reported a net loss of $0.3 million, or $(0.03) per diluted share, for the second quarter of 2012, compared to net income of $2.5 million, or $0.21 per diluted share, in the second quarter of 2011.  Included in second quarter 2012 net loss amounts were non-cash losses related to fair value changes in the Company’s derivatives of approximately $0.6 million and approximately $0.5 million of expense related to the recently completed relocation of the corporate headquarters to Euless, Texas. Included in second quarter 2011 net income were non-cash gains related to fair value changes in the Company’s derivatives of approximately $4.9 million and approximately $0.3 million of expense related to the departure of our former President and Chief Executive Officer. Excluding the loss on derivatives and relocation related expenses, net income and net earnings per share for the second quarter of 2012 would have been $0.7 million, or $0.06 per diluted share. Excluding the gain on derivatives and expenses related to the departure of the Company’s former President and Chief Executive Officer, net loss and net loss per share for the second quarter of 2011 would have been $2.1 million, or $(0.18) per diluted share.

SECOND QUARTER 2012 RESULTS
Consolidated revenue in the second quarter of 2012 increased 16.2% to $151.1 million, compared to $130.0 million in the second quarter of 2011.  Revenue from the ready-mixed concrete and concrete-related products segment increased $23.4 million, or 20.1%, to $139.9 million for the second quarter of 2012, from $116.4 million in the corresponding period of 2011. Ready-mixed volumes and average sales prices per cubic yard were both higher in the second quarter of 2012.  The Company’s ready-mixed sales volume for the second quarter of 2012 was approximately 1.28 million cubic yards, up 20.7% from the 1.06 million cubic yards of ready-mixed concrete we sold in the second quarter of 2011. The Company’s consolidated average sales price per cubic yard of ready-mixed concrete increased 3.3% during the second quarter of 2012, as compared to the second quarter of 2011.  Precast concrete products segment revenue was down $1.1 million, or 5.8%, to $17.1 million for the second quarter of 2012 from $18.2 million during the corresponding period of 2011.

Commenting on the second quarter of 2012 results, William J. Sandbrook, President and Chief Executive Officer of U.S. Concrete, said, “We continue to be encouraged by the positive trends we have seen through the midpoint of the year.  The market is reacting positively to our increased pricing as can be seen in our strong volume performance.”
The Company’s income from continuing operations improved $2.2 million, to $2.3 million in the second quarter of 2012, compared to $0.1 million in the second quarter of 2011. The second quarter of 2012 included approximately $0.5 million of expenses related to the recently completed relocation of the corporate headquarters this year. Adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”) was $7.7 million in the second quarter of 2012, compared to adjusted EBITDA of $6.1 million in the second quarter of 2011.  Adjusted EBITDA margin, which is adjusted EBITDA as a percentage of revenue, for the second quarter of 2012 was 5.1 percent, compared to 4.7 percent in the second quarter of 2011.
The Company defines adjusted EBITDA as net income (loss) plus expense (benefit) for income taxes, net interest expense, depreciation, depletion and amortization, derivative loss (income), expense related to the Company’s relocation of the corporate headquarters, and expenses related to the departure of the Company’s former President and Chief Executive Officer. Adjusted EBITDA is a non-GAAP financial measure.  For a reconciliation of adjusted EBITDA, free cash flow and net debt (which are other non-GAAP financial measures used in this earnings release) to the most directly comparable GAAP financial measures, please see the attached “Additional Statistics” schedule.
Mr. Sandbrook, continued, “While volumes in our higher priced New York market were impacted by weather in the quarter, we were still able to realize healthy pricing gains.  Although we continue to be pressured by higher materials costs, the decline in the energy market gave us some relief from higher fuel costs.”
Selling, general and administrative expenses (“SG&A”) were approximately $15.1 million in the second quarter of 2012 and $13.1 million in the second quarter of 2011. The higher costs for the second quarter of 2012 were primarily due to $0.5 million of expenses related to the recently completed relocation of the corporate headquarters, and higher non-cash stock based compensation costs, incentive compensation accruals and medical insurance costs, partially offset by $0.3 million of expenses in second quarter 2011 related to the departure of our former President and CEO.
Depreciation, depletion and amortization expense decreased $1.4 million, or 26.1%, to $4.0 million in the second quarter of 2012 from $5.4 million in the corresponding period of 2011. The decrease was primarily due to certain assets becoming fully depreciated during the later part of 2011.

Net interest expense increased approximately $0.2 million to $2.9 million during the second quarter of 2012, compared to $2.7 million during the corresponding period of 2011. The increase was due primarily to increased borrowings under the Company’s revolving credit facility, higher non-cash amortization of deferred financing costs related to the Company’s 9.5% Convertible Secured Notes due 2015 (the “Convertible Notes”), and non-cash accretion of the recorded discount on the Convertible Notes.
During the second quarter of 2012, the Company recorded a $0.6 million non-cash loss on derivatives. This non-cash loss was comprised of $0.5 million from fair value changes in the embedded derivative related to the Company’s Convertible Notes and $0.1 million from fair value changes in warrants. This is compared to a non-cash gain of $4.9 million during the corresponding period of 2011. These changes are due primarily to the increase in the price of the Company’s common stock during the second quarter of 2012 and the decrease in the price of the Company’s common stock during the second quarter of 2011.
Other income increased $0.7 million in the second quarter of 2012 compared to the same period of 2011.  The increase was primarily due to the receipt of $0.5 million in royalty payments related to mineral rights on a property in West Texas.
Income tax expense was approximately $0.1 million in the second quarter of 2012 compared to $0.03 million in the second quarter of 2011.  The Company’s effective tax rate differs substantially from the federal statutory rate primarily due to the application of a valuation allowance that reduced the recognized benefit of deferred tax assets.  In addition, certain state income taxes are calculated on bases different than pre-tax income (loss).  This resulted in recording income tax expense in certain states that experience a pre-tax loss.
The Company used cash in operations of $1.2 million for the second quarter of 2012, compared to cash used in operations of $6.5 million for the second quarter of 2011. The improvement in the second quarter of 2012 was primarily the result of lower operating losses. The Company’s free cash flow for the second quarter of 2012 was $(3.4) million, as compared to $(9.6) million for the second quarter of 2011.  We define free cash flow as cash provided by (used in) operations less capital expenditures for property, plant and equipment, net of disposals. Capital expenditures declined $0.9 million to $2.5 million for the second quarter of 2012, as compared to $3.3 million for the second quarter of 2011.
The Company’s net debt at June 30, 2012 was approximately $65.9 million, down $1.5 million from June 30, 2011.  We define net debt as total debt, including current maturities and capital lease obligations, minus cash and cash equivalents.  The decrease in the Company’s net debt was related primarily to a decrease in the outstanding balance at June 30, 2012 under our revolving credit facility and payments made on acquisition related promissory notes obtained in 2010. Net debt at June 30, 2012 was comprised of total debt of $72.6 million, less cash and cash equivalents of $6.7 million.
Ready-mix backlog at the end of the second quarter of 2012 was up approximately 10.5% compared to the end of 2011 and down approximately 3.3% compared to the end of the second quarter 2011.

YEAR-TO-DATE 2012 RESULTS
Consolidated revenue for the six months ended June 30, 2012 increased 26.3% to $274.1 million, compared to $217.1 million for the six months ended June 30, 2011.
Revenue from the ready-mixed concrete and concrete-related products segment increased $57.3 million, or 29.4%, to $251.8 million for the six months ended June 30, 2012, from $194.5 million in the corresponding period of 2011. Ready-mixed volumes and average sales prices per cubic yard were both higher in the first half of 2012.  The Company’s ready-mixed sales volume for the six months ended June 30, 2012 was approximately 2.30 million cubic yards, up 28.4% from the 1.79 million cubic yards of ready-mixed concrete we sold for the six months ended June 30, 2011. The Company’s consolidated average sales price per cubic yard of ready-mixed concrete increased 4.6% during the first half of 2012, as compared to the first half of 2011.
Precast concrete products segment revenue increased $2.0 million, or 6.5%, to $32.1 million for the six months ended June 30, 2012 from $30.1 million during the corresponding period of 2011. The increase reflects higher commercial construction in our northern California and Phoenix markets, higher residential construction in our Phoenix market and higher public works construction in our northern and southern California markets, offset by lower commercial construction in our Phoenix market and lower public works construction in our mid-Atlantic market.
The Company’s adjusted EBITDA was $8.9 million for the six months ended June 30, 2012 compared to $(2.9) million for the same period of 2011.  Adjusted EBITDA margin for the six months ended June 30, 2012 was 3.3 percent, compared to (1.3) percent for the same period of 2011.
Selling, general and administrative expenses were approximately $30.4 million for the six months ended June 30, 2012 and $28.1 million for the six months ended June 30, 2011. The higher costs for the first half of 2012 were primarily due to $1.6 million of expenses for relocation of the corporate headquarters, and higher non-cash stock based compensation costs, incentive compensation accruals and medical insurance costs, partially offset by $1.7 million of expenses in the first half of 2011 related to the departure of our former President and Chief Executive Officer.
Depreciation, depletion and amortization expense decreased $2.7 million, or 25.3%, to $7.8 million for the six months ended June 30, 2012 from $10.5 million in the corresponding period of 2011. The decrease was primarily due to certain assets becoming fully depreciated during the later part of 2011.
Net interest expense increased approximately $0.4 million to $5.8 million for the six months ended June 30, 2012, compared to $5.4 million during the corresponding period of 2011. The increase was due to increased borrowings under the Company’s revolving credit facility, higher non-cash amortization of deferred financing costs related to the Company’s revolving credit facility and Convertible Notes and non-cash accretion of the recorded discount on the Convertible Notes.

During the six months ended June 30, 2012, the Company recorded a $4.0 million non-cash loss on derivatives. This non-cash loss was comprised of $2.8 million from fair value changes in the embedded derivative related to the Company’s Convertible Notes and $1.2 million from fair value changes in warrants. This is compared to a non-cash loss on derivatives of $1.3 million during the corresponding period of 2011. These changes are due primarily to the increase in the price of the Company’s common stock during the first half of both years.
Other income increased $1.0 million for the six months ended June 30, 2012 compared to the same period of 2011.  The increase was primarily due to the receipt of $0.5 million in royalty payments related to mineral rights on a property in West Texas.
Income tax expense was approximately $0.3 million for the six months ended June 30, 2012 and $0.4 million for the six months ended June 30, 2011. The Company’s effective tax rate differs substantially from the federal statutory rate primarily due to the application of a valuation allowance that reduced the recognized benefit of deferred tax assets.  In addition, certain state income taxes are calculated on bases different than pre-tax income (loss).  This resulted in recording income tax expense in certain states that experience a pre-tax loss.
The Company used cash in operations of $5.7 million for the six months ended June 30, 2012, compared to cash used in operations of $12.8 million for the same period of 2011. The improvement in the first half of 2012 was primarily the result of lower operating losses. The Company’s free cash flow for the six months ended June 30, 2012 was $(6.9) million, as compared to $(17.1) million for the same period of 2011. Capital expenditures declined $2.2 million to $3.0 million for the six months ended June 30, 2012, as compared to $5.2 million for the same period of 2011.  The proceeds from asset disposals increased $1.0 million during the six months ended June 30, 2012 due to cash received for the sales of excess land, vehicles and equipment.

CONFERENCE CALL
U.S. Concrete has scheduled a conference call for Thursday, August 9, 2012, at 10:00 a.m., Eastern Time, to review its second quarter 2012 results.  To participate in the call, dial 480-629-9644 at least ten minutes before the conference call begins and ask for the U.S. Concrete conference call.  A replay of the conference call will be available through Sunday, September 9, 2012.  To access the replay, dial 303-590-3030 (Toll-free: 800-406-7325) and use the access code 4556924.
Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing www.us-concrete.com.  To listen to the live call on the Web, please visit the Web site at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live Web cast, an archive will be available shortly after the call on the Company’s Web site at www.us-concrete.com within the “Investors” section of the site.

USE OF NON-GAAP FINANCIAL MEASURES
This press release uses the non-GAAP financial measures “adjusted EBITDA,” “adjusted EBITDA margin,” “free cash flow” and “net debt.”  The impact of non-cash derivative income and losses, expenses related to the Company’s relocation of the corporate headquarters and expenses related to the departure of the former President and CEO on net loss and net loss per share also represent non-GAAP financial measures. The Company has included adjusted EBITDA and adjusted EBITDA margin in this press release because it is widely used by investors for valuation and comparing the Company’s financial performance with the performance of other building material companies.  The Company also uses adjusted EBITDA and adjusted EBITDA margin to monitor and compare the financial performance of its operations.  Adjusted EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes, and thus does not reflect the funds actually available for capital expenditures.  In addition, the Company’s presentation of adjusted EBITDA and adjusted EBITDA margin may not be comparable to similarly titled measures that other companies report. The Company considers free cash flow to be an important indicator of its ability to service debt and generate cash for acquisitions and other strategic investments.  The Company believes that net debt is useful to investors as a measure of its financial position.  The Company presents the impact of non-cash derivative income and losses, expenses related to the Company’s relocation of the corporate headquarters and expenses related to the departure of the former President and CEO on net loss and net loss per share to provide more consistent information for investors to use when comparing operating results for the second quarter of 2012 to the second quarter of 2011. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP.  See the attached “Additional Statistics” for reconciliation of each of these non-GAAP financial measures to the most comparable GAAP financial measures for the three and six month periods ended June 30, 2012 and 2011.

ABOUT U.S. CONCRETE
 U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and concrete-related products; and precast concrete products. The Company has 95 fixed and 12 portable ready-mixed concrete plants, seven precast concrete plants and seven producing aggregates facilities. During 2011, these plant facilities produced approximately 4.0 million cubic yards of ready-mixed concrete from continuing operations and 3.0 million tons of aggregates. For more information on U.S. Concrete, visit www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This press release contains various forward-looking statements and information that are based on management's belief, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them.  Forward-looking information includes, but is not limited to, statements regarding: the stability of the business; encouraging nature of second quarter volume and pricing increases; ready-mix backlog; ability to maintain our cost structure and the improvements achieved during our restructuring and monitor fixed costs; ability to maximize liquidity, manage variable costs, control capital spending and monitor working capital usage; and the adequacy of current liquidity.  Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to complete acquisitions and to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete's business; adverse weather conditions; the availability and pricing of raw materials; the availability of refinancing alternatives; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission, including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent Quarterly Reports on Form 10-Q.

(Tables Follow)

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue	$151,084	$130,027	$274,088	$217,076
Cost of goods sold before depreciation, depletion and amortization	129,667	111,521	238,506	194,330
Selling, general and administrative expenses	15,142	13,115	30,381	28,079
Depreciation, depletion and amortization	3,995	5,408	7,843	10,501
Gain on sale of assets	(4)	(145)	(601)	(217)
Income (loss) from continuing operations	2,284	128	(2,041)	(15,617)
Interest expense, net	(2,905)	(2,743)	(5,774)	(5,371)
Derivative income (loss)	(577)	4,945	(3,968)	(1,302)
Other income, net	995	246	1,540	503
Income (loss) before income taxes	(203)	2,576	(10,243)	(21,787)
Income tax expense	105	28	295	379
Net income (loss)	$(308)	$2,548	$(10,538)	$(22,166)

Earnings (loss) per share – basic and diluted	$(0.03)	$0.21	$(0.87)	$(1.85)

Weighted average shares outstanding:
Basic	12,163	11,989	12,152	11,973
Diluted	12,163	12,023	12,152	11,973

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$6,713	$4,229
Trade accounts receivable, net	100,688	82,195
Inventories	34,024	33,156
Deferred income taxes	4,511	4,573
Prepaid expenses	4,520	3,785
Other current assets	7,489	5,962
Total current assets	157,945	133,900
Property, plant and equipment, net	122,012	126,225
Goodwill	1,481	1,481
Other assets	7,007	8,048
Total assets	$288,445	$269,654

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$792	$615
Accounts payable	50,332	46,749
Accrued liabilities	40,402	31,233
Derivative liabilities	6,273	2,305
Total current liabilities	97,799	80,902
Long-term debt, net of current maturities	71,819	60,471
Other long-term obligations and deferred credits	6,289	6,547
Deferred income taxes	5,571	5,654
Total liabilities	181,478	153,574

Commitments and contingencies

Equity:
Preferred stock	—	—
Common stock	13	13
Additional paid-in capital	135,404	133,939
Accumulated deficit	(27,995)	(17,457)
Treasury stock, at cost	(455)	(415)
Total stockholders’ equity	106,967	116,080
Total liabilities and equity	$288,445	$269,654

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES	$(5,651)	$(12,760)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(2,985)	(5,171)
Proceeds from disposals of property, plant and equipment	1,765	783
Payments for acquisitions	—	(250)
Net cash used in investing activities	(1,220)	(4,638)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	77,737	61,800
Repayments of borrowings	(67,268)	(43,749)
Payments for seller-financed debt and Michigan redemption	(949)	(1,401)
Other financing activities	(165)	(141)
Net cash provided by financing activities	9,355	16,509
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,484	(889)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	4,229	5,290
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$6,713	$4,401

U.S. CONCRETE, INC.
SELECTED REPORTABLE SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue:
Ready-mixed concrete and concrete-related products	$139,855	$116,411	$251,766	$194,491
Precast concrete products	17,095	18,155	32,066	30,115
Intercompany revenue	(5,866)	(4,539)	(9,744)	(7,530)
Total revenue	$151,084	$130,027	$274,088	$217,076

Segment Operating Income (Loss):
Ready-mixed concrete and concrete-related products	$10,230	$3,276	$13,633	$(5,005)
Precast concrete products	(1,142)	(84)	(1,684)	(1,376)
Gain (loss) on derivative	(577)	4,945	(3,968)	(1,302)
Unallocated overhead and other income	(21)	1,029	(159)	1,547
Corporate:
Selling, general and administrative expenses	(5,788)	(3,847)	(12,291)	(10,280)
Interest expense, net	(2,905)	(2,743)	(5,774)	(5,371)
Income (loss) before income taxes	$(203)	$2,576	$(10,243)	$(21,787)

Depreciation, Depletion and Amortization:
Ready-mixed concrete and concrete-related products	$3,216	$4,508	$6,282	$8,709
Precast concrete products	260	321	521	636
Corporate	519	579	1,040	1,156
Total depreciation, depletion and amortization	$3,995	$5,408	$7,843	$10,501

U.S. CONCRETE, INC.
ADDITIONAL STATISTICS
 (Unaudited)

We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”).  However, our management believes that certain non-GAAP performance measures and ratios, which our management uses in managing our business, may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. See the table below for (1) presentations of our adjusted EBITDA, adjusted EBITDA margin and Free Cash Flow for the three and six month periods ended June 30, 2012 and 2011, and Net Debt as of June 30, 2012 and June 30, 2011 and (2) corresponding reconciliations to GAAP financial measures for the three and six month periods ended June 30, 2012 and 2011 and as of June 30, 2012 and June 30, 2011.  We have also provided below (1) the impact of non-cash derivative income and losses and expenses related to the Company’s relocation of the corporate headquarters on net loss and net loss per share and (2) corresponding reconciliations to GAAP financial measures for the three and six month periods ended June 30, 2012 and 2011. We have also shown below certain Ready-Mixed Concrete Statistics for the three and six month periods ended June 30, 2012 and 2011.

We define adjusted EBITDA as our income (loss) from continuing operations, plus the provision (benefit) for income taxes, net interest expense, depreciation, depletion and amortization, derivative (income) loss, expense related to the Company’s relocation of the corporate headquarters and expense related to the departure of our former President and CEO. We define adjusted EBITDA margin as the amount determined by dividing adjusted EBITDA by total revenue.  We have included adjusted EBITDA and adjusted EBITDA margin in the accompanying tables because they are widely used by investors for valuation and comparing our financial performance with the performance of other building material companies. We also use adjusted EBITDA and adjusted EBITDA margin to monitor and compare the financial performance of our operations.  Adjusted EBITDA does not give effect to the cash we must use to service our debt or pay our income taxes and thus does not reflect the funds actually available for capital expenditures.  In addition, our presentation of adjusted EBITDA may not be comparable to similarly titled measures other companies report.

We have included the impact of non-cash derivative income and losses, expenses related to the Company’s relocation of the corporate headquarters and expenses related to the departure of our former President and CEO on net loss and net loss per share to provide more consistent information for investors to use when comparing operating results for the three and six month periods ended June 30, 2012 and 2011.

We define Free Cash Flow as cash provided by (used in) operations less capital expenditures for property, plant and equipment, net of disposals. We consider Free Cash Flow to be an important indicator of our ability to service our debt and generate cash for acquisitions and other strategic investments.

We define Net Debt as total debt, including current maturities and capital lease obligations, minus cash and cash equivalents.  We believe that Net Debt is useful to investors as a measure of our financial position.

Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported operating results or cash flow from operations or any other measure of performance prepared in accordance with GAAP.

	Three Months Ended June 30, 2012	Six Months Ended June 30, 2012
	(In thousands, except average price amounts and net loss per share)
Ready-Mixed Concrete Statistics:
Average price per cubic yard (in dollars)	$95.44	$96.33
Volume in cubic yards	1,281	2,295

Adjusted Net Income and EPS:
Net Loss	$(308)	$(10,538)
Add: Derivative loss	577	3,968
Add: Expenses related to corporate headquarters’ relocation	470	1,597
Adjusted net income (loss)	$739	$(4,973)

Net loss per share	$(0.03)	$(0.87)
Add: Impact of derivative loss	0.05	0.33
Add: Impact of expenses related to corporate headquarters’ relocation	0.04	0.13
Adjusted net income (loss) per share	$0.06	$(0.41)

Adjusted EBITDA reconciliation:
Net Loss	$(308)	$(10,538)
Income tax expense	105	295
Interest expense, net	2,905	5,774
Derivative loss	577	3,968
Depreciation, depletion and amortization	3,995	7,843
Expenses related to corporate headquarters’ relocation	470	1,597
Adjusted EBITDA	$7,744	$8,939
Adjusted EBITDA margin	5.1%	3.3%

Free Cash Flow reconciliation:
Net cash provided by operations	$(1,248)	$(5,651)
Less: capital expenditures	(2,465)	(2,985)
Plus: proceeds from the sale of assets	354	1,765
Free Cash Flow	$(3,359)	$(6,871)

	As of June 30, 2012
Net Debt reconciliation:
Total debt, including current maturities and capital lease obligations	$72,611
Less: cash and cash equivalents	6,713
Net Debt	$65,898

	Three Months Ended June 30, 2011	Six Months Ended June 30, 2011
	(In thousands, except average price amounts and net loss per share)
Ready-Mixed Concrete Statistics:
Average price per cubic yards (in dollars)	$92.37	$92.06
Volume (in cubic yards and thousands)	1,062	1,788

Adjusted Net Income and EPS:
Net Income (loss)	$2,548	$(22,166)
Add: Derivative (income) loss	(4,945)	1,302
Add: Expenses related to the departure of former President and CEO	278	1,692
Adjusted net income (loss)	$(2,119)	$(19,172)

Net loss per share	$0.21	$(1.85)
Add: Impact of derivative loss	(0.41)	0.11
Add: Impact of expenses related to departure of former President and CEO	0.02	0.14
Adjusted net income (loss) per share	$(0.18)	$(1.60)

Adjusted EBITDA reconciliation:
Net income (loss)	$2,548	$(22,166)
Income tax expense	28	379
Interest expense, net	2,743	5,371
Derivative (income) loss	(4,945)	1,302
Depreciation, depletion and amortization	5,408	10,501
Expenses related to the departure of former President and CEO	278	1,692
Adjusted EBITDA	$6,060	$(2,921)
Adjusted EBITDA margin	4.7%	-1.3%

Free Cash Flow reconciliation:
Net cash used in operations	$(6,506)	$(12,760)
Less: capital expenditures	(3,348)	(5,171)
Plus: proceeds from the sale of assets	268	783
Free Cash Flow	$(9,586)	$(17,148)

Net Debt reconciliation:	As of June 30, 2011
Total debt, including current maturities and capital lease obligations	$71,816
Less: cash and cash equivalents	4,401
Net Debt	$67,415